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                                                                   Exhibit 99.1



                          FANNIE MAY CANDIES SIGNS AGREEMENT
                    TO ACQUIRE LAURA SECORD-Registered Trademark-



     (Chicago, IL) --Archibald Candy Corp., marketer of Fannie May-Registered Trademark-, Fanny Farmer-Registered Trademark- and Sweet Factory-Registered Trademark- brands, has agreed to acquire the retail assets of Laura Secord, a Canadian chocolate, ice cream and novelty confections retailer, from Nestle Canada Inc. Archibald has agreed to pay approximately $62.0 million (Canadian) for the Laura Secord retail business.

     Laura Secord, an 86-year-old confectioner, is one of Canada's most widely known boxed chocolate brands. The company has 175 stores in premium shopping centers, indoor malls and strip malls throughout Canada, although primarily in Ontario and Quebec. Its products -- including prepackaged, showcase, novelty, bars, truffles and other types of chocolate are also sold in more than 1,300 drug and department stores across Canada.

     Through the purchases of the Fanny Farmer brand in 1992, San Diego-based Sweet Factory in 1998, and the imminent acquisition of Laura Secord, Archibald Candy Corp. will become the largest retail boxed chocolate confectioner in North America, with approximately 750 stores.

     "Laura Secord is a valuable addition to the Archibald product line," said Ted Shepherd, President and Chief Operating Officer of Archibald Candy Corp. "The marketing effectiveness and operating efficiency improvements we have realized with our acquisition of Fanny Farmer and Sweet Factory should be readily transferable to the Laura Secord business."

     The acquisition will allow Laura Secord to benefit from Archibald's innovative holiday-specific gifts and strategies, which have facilitated same store sales growth in Fannie May and Fanny Farmer stores. Laura Secord is named for a heroine of the War of 1812 who was recently featured on a Canadian postage stamp. Founder Frank P. O'Connor opened his first Laura Secord shop in Toronto in 1913, and introduced the line to other retail channels beginning in the 1920s.

     Archibald Candy Corp. expects to fund the acquisition through the issuance of senior secured debt and with existing cash. The closing of the acquisition, expected to take place on June 8, 1999, is subject to certain conditions, including the receipt of certain governmental and third party approvals and consents.

     Founded in 1921, Archibald Candy Corp. sells its Fannie May, Fanny Farmer and Sweet Factory candies throughout the United States in 573 company operated stores and approximately 8,000 third party retail outlets, as well as through quantity order, mail order and fundraising programs. Upon completion of the Laura Secord acquisition, Archibald Candy Corp. will operate approximately 750 retail stores in 40 states and nine Canadian provinces.

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     This release includes forward-looking statements regarding financing and other business plans, and future performance. These forward-looking statements are based on current plans and expectations and on currently available information and assumptions that Archibald Candy Corp.

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believes to be reasonable.  However, forward-looking statements necessarily involve risks and uncertainties, and actual results may differ materially from those suggested. Certain factors that could cause actual results to differ materially include, but are not limited to: the ability to complete and integrate the acquisition, Archibald Candy Corp.'s ability to replicate the Laura Secord products, Archibald Candy Corp.'s significant leverage and debt service requirements, changes in Canadian government regulations, currency fluctuations, competition and fluctuations in the cost of sales.
















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